Exhibit 99.1

Intelligent Bio Solutions Inc. Announces Preliminary Full Fiscal Year 2024 Revenue Growth of 148% Year-Over-Year

- 2024 unaudited revenue growth for the fiscal fourth quarter and full year of approximately 64% and 148% year-over-year, respectively -

NEW YORK, September 09, 2024 - Intelligent Bio Solutions Inc. (Nasdaq: INBS) (“INBS” or the “Company”), a medical technology company delivering intelligent, rapid, non-invasive testing solutions, today announced preliminary unaudited revenue results for the fiscal fourth quarter and full year ended June 30, 2024, of $0.73 million and $3.11 million respectively. This represents an increase year-over-year of 64% compared to the fiscal fourth quarter 2023 and 148% compared to the full fiscal year 2023. INBS further expects a 20% increase in cartridge sales and a 26% increase in reader sales for the fiscal year ended June 30, 2024, compared to the prior fiscal year.

The Company attributes key drivers of revenue growth to market demand, increasing brand and product awareness, and expansion of its customer base. The Company’s concentrated efforts to deliver its innovative solution across safety critical sectors where drug use presents significant risk has seen the Company’s reader install base grow to over 1000 readers. With each reader requiring a continuous supply of cartridges for operation, recurring revenue from cartridge sales further supports INBS’ continued growth.

Spiro Sakiris, CFO of INBS, commented, “We have delivered strong preliminary results for the fiscal fourth quarter and full year. Our growing number of active customer accounts, currently standing at over 400 and increasing, indicates that our product resonates with customers and addresses their testing requirements and needs for safer work environments. We are entering fiscal year 2025 from a sound financial and operational position.”

Harry Simeonidis, President and CEO of INBS, added, “By focusing on industries such as construction, manufacturing, transportation, and warehousing and logistics, we have addressed a pressing need in those sectors for reliable and non-invasive drug testing solutions. Our partnerships in new regions have expanded our reach, allowing us to tap into emerging markets and diversify our revenue streams. We are optimistic about the growth opportunities ahead of us and are confident that we will continue to expand our customer base and market reach within safety-critical industries and new geographic regions”.

The preliminary unaudited revenue results for the fiscal fourth quarter and full year ended June 30, 2024, are based on information available to management as of the date of this press release and are, therefore, subject to adjustments based on the Company’s completion of its year-end financial close process. The Company expects to disclose financial results for the fiscal fourth quarter and fiscal year ended June 30, 2024, in its upcoming Annual Report on Form 10-K, expected to be filed with the Securities and Exchange Commission during the week commencing September 16, 2024.

About Intelligent Bio Solutions Inc.

Intelligent Bio Solutions Inc. (NASDAQ: INBS) is a medical technology company delivering innovative, rapid, non-invasive testing solutions. The Company believes that its Intelligent Fingerprinting Drug Screening System will revolutionize portable testing through fingerprint sweat analysis, which has the potential for broader applications in additional fields. Designed as a hygienic and cost-effective system, the test screens for the recent use of drugs commonly found in the workplace, including opiates, cocaine, methamphetamine, and cannabis. With sample collection in seconds and results in under ten minutes, this technology would be a valuable tool for employers in safety-critical industries. Additionally, the Company’s biosensor platform has the potential to test for various indications, ranging from immunological conditions to communicable diseases. The Company’s current customer segments include construction, manufacturing and engineering, transport and logistics firms, drug treatment organizations, and coroners.

 For more information, visit: http://www.ibs.inc/

Forward-Looking Statements:

Some of the statements in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Forward-looking statements in this press release include, without limitation, Intelligent Bio Solutions Inc.’s ability to successfully develop and commercialize its drug and diagnostic tests, realize commercial benefit from its partnerships and collaborations, and secure regulatory approvals, among others. Although Intelligent Bio Solutions Inc. believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. Intelligent Bio Solutions Inc. has attempted to identify forward-looking statements by terminology, including “believes,” “estimates,” “anticipates,” “expects,” “plans,” “projects,” “intends,” “potential,” “may,” “could,” “might,” “will,” “should,” “approximately” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, included in Intelligent Bio Solutions’ public filings filed with the Securities and Exchange Commission. Any forward-looking statements contained in this release speak only as of its date. Intelligent Bio Solutions undertakes no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events.

Company Contact:

Intelligent Bio Solutions Inc.

info@ibs.inc

Investor & Media Contact:

Valter Pinto, Managing Director

KCSA Strategic Communications

PH: (212) 896-1254

INBS@kcsa.com